FORM 4

  (   )  Check this box if no longer
         subject to Section 16.  Form 4
         or Form 5 obligations may continue.
         See Instruction 1(b).

                    UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION         _____________________
                WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                     |_____________________|
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                     |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person
      Lee                           Alexander                     T.
     _______________________________________________________________________
        (Last)                      (First)                    (Middle)
                               1536 Beech Street
     _______________________________________________________________________
                                   (Street)
      Terre  Haute                  IN                            47804
     _______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Issuer Name and Ticker or Trading Symbol
                          General Housewares Corp. (GHW)
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

 ___________________________________________________________________________
 4.  Statement for Month/Year
                               October/1999
 ___________________________________________________________________________
 5.  If Amendment, Date of Original (Month/Year)

 ___________________________________________________________________________
 6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( ) Director
     ( ) 10% Owner
     (x) Officer (give title below)
     ( ) Other (specify title below)
      Vice President
 ___________________________________________________________________________
 7.  Individual, or Joint/Group Filing (Check Applicable Line)
     (x) Form filed by One Reporting Person
     ( ) Form filed by More than One Reporting Person

 ___________________________________________________________________________

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 TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
           OR BENEFICIALLY OWNED
 ___________________________________________________________________________
 1.  Title of Security (Instr. 3)
      Common Stock
 ___________________________________________________________________________
 2.  Transaction Date (Month/Day/Year)
      10/21/99
 ___________________________________________________________________________
 3.  Transaction Code (Instr. 8)
      U
 ___________________________________________________________________________
 4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      30,000 D Price $28.75
 ___________________________________________________________________________
 5.  Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)
      0
 ___________________________________________________________________________
 6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

 ___________________________________________________________________________
 7.  Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________
 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
            OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1.  Title of Derivative Security (Instr. 3)
      Option (Right to buy)
 ___________________________________________________________________________
 2.  Conversion or Exercise Price of Derivative Security
      1)$10.00                      4)$10.75
      2)$10.00                      5)$10.75
      3)$10.00                      6)$10.75
 ___________________________________________________________________________
 3.  Transaction Date (Month/Day/Year)
      1)10/21/99                    4)10/21/99
      2)10/21/99                    5)10/21/99
      3)10/21/99                    6)10/21/99
 ___________________________________________________________________________
 4.  Transaction Code (Instr. 8)
      1) D V                        4) D V
      2) D V                        5) D V
      3) D V                        6) D V
 ___________________________________________________________________________
 5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
      1)1,666   D                   4)333  D
      2)1,667   D                   5)333  D
      3)1,667   D                   6)334  D
 ___________________________________________________________________________
 6.  Date Exercisable and Expiration Date (Month/Day/Year)
      1)11/12/97 - 11/11/02         4)9/1/95 - 8/31/00
      2)11/12/98 - 11/11/03         5)9/1/96 - 8/31/01
      3)11/12/99 - 11/11/04         6)9/1/97 - 8/31/02
 ___________________________________________________________________________
 7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
      1)Common Stock 1,666          4)Common Stock 333
      2)Common Stock 1,667          5)Common Stock 333
      3)Common Stock 1,667          6)Common Stock 334
 ___________________________________________________________________________
 8.  Price of Derivative Securities (Instr. 5)
      1)$18.75                      4)$18.00
      2)$18.75                      5)$18.00
      3)$18.75                      6)$18.00
 ___________________________________________________________________________
 9.  Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)
      0
 ___________________________________________________________________________
 10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
     (Instr. 4)

 ___________________________________________________________________________
 11. Nature of Indirect Beneficial Ownership (Instr. 4)

 ___________________________________________________________________________

 EXPLANATION OF RESPONSES:









        /s/ Alexander T. Lee                               11/10/99
  -----------------------------------                -------------------
    **  SIGNATURE OF REPORTING PERSON                     DATE

 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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